UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 5, 2016

INTRICON CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	1-5005	23-1069060
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1260 Red Fox Road, Arden Hills, MN 55112

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code  (651) 636-9770

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)      On April 5, 2016, the board of directors (the “Board”) of IntriCon Corporation (the “Company”) increased the number of directors constituting the Board from five to six directors and appointed Philip Smith to serve as a member of the Board for a term expiring at the 2017 annual meeting of shareholders. Mr. Smith also was appointed to serve on the Audit, Compensation, and Nominating and Corporate Governance Committees of the Board. Mr. Smith will be entitled to receive director fees, and an annual stock option grant for non-employee directors, as described in the Company’s proxy statement filed with the Securities and Exchange Commission on March 11, 2016.

Mr. Smith currently serves as a managing director at the investment banking firm, Greene Holcomb Fisher, where he focuses on the healthcare industry. Prior to joining Greene Holcomb Fisher in 2011, Mr. Smith was President and Chief Executive Officer of Angeion Corporation, now MGC Diagnostics, a global medical technology company. Earlier experiences include being CEO of DGIMED Ortho, Executive Vice President of Business Development at Vital Images, and a healthcare investment banker at Piper Jaffray.

Item 7.01	Regulation FD Disclosure.

On April 6, 2016, the Company issued a press release (the “Press Release”) which announced the appointment of Mr. Smith as disclosed above. A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of IntriCon Corporation dated April 6, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTRICON CORPORATION

By:	/s/ Scott Longval
Name:	Scott Longval
Title:	Chief Financial Officer

Date: April 6, 2016

Exhibit Index

Exhibit No.	Description

99.1	Press Release of IntriCon Corporation dated April 6, 2016.